Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor
Contacts:	David Olson	Angie McCabe
	818.676.6978	818.676.8692
	david.w.olson@healthnet.com	angeline.c.mccabe@healthnet.com
Media
Contact:	Margita Thompson
818.676.7912
margita.n.thompson@healthnet.com

HEALTH NET RECORDS $296.8 MILLION IN THIRD QUARTER OF 2007

PRETAX CHARGES RELATING TO CLASS ACTION LITIGATION SETTLEMENT,

REGULATORY MATTERS AND OTHER LITIGATION EXPENSES

CHARGES CAUSE NET LOSS OF $103.8 MILLION, OR $0.93 PER SHARE

EXCLUDING CHARGES, THIRD QUARTER EARNINGS WOULD HAVE BEEN

$.99 PER DILUTED SHARE; SEQUENTIAL ENROLLMENT CLIMBS

BOARD OF DIRECTORS AUTHORIZES $250 MILLION OF

ADDITIONAL SHARE REPURCHASE AUTHORITY

LOS ANGELES, November 1, 2007 – Health Net, Inc. (NYSE:HNT) today announced a third quarter 2007 net loss of $103.8 million, or $0.93 per share. Net income for the third quarter of 2006 was $90.9 million, or $0.76 per diluted share.

Included in the results for the third quarter of 2007 is the full effect of $296.8 million pretax, or $216.0 million after-tax, charges incurred as a result of Health Net reaching an agreement in principle to settle three class action lawsuits known as the McCoy, Wachtel and Scharfman lawsuits; the proposed resolution of regulatory issues with the New Jersey Department of Banking and Insurance; and other litigation matters.

The settlement of the three class action lawsuits, the first of which was filed in federal court in New Jersey in December 2001, is subject to the execution of a definitive agreement and court approval. The class action lawsuits relate to certain Health Net out-of-network commercial claims payment practices for the period between 1995 and July 2007. The agreement in principle calls for Health Net to, among other things, implement certain operational changes relating to its payment of out-of-network claims.

The regulatory issues with the New Jersey Department of Banking and Insurance primarily relate to out-of-network claims payment practices. Health Net expects to enter into a consent order with the Department and make restitution relating to these issues in the near future.

The charges include expenses for disbursements to eligible class members, a “Prove-Up” fund to reimburse specific claims, attorneys’ fees, regulatory fines and remediations, and costs of resolving litigation unrelated to the class action lawsuits. The charges are accounted for in two parts:

•	$201.5 million is included in third quarter of 2007 health plan services expenses for claims-related matters, class disbursements and remediations; and

•

$95.3 million is included in third quarter of 2007 general and administrative (G&A) expenses related to attorneys’ fees, regulatory fines and estimated liability for litigation unrelated to the class action lawsuits.

A table outlining the allocation of the pretax charges in the third quarter of 2007 to the appropriate line items in the third quarter 2007 income statement is attached to this release.

“Given the excellent future opportunities we see in our markets, we decided to act now to put these legal and other matters behind us so that we can move forward without these issues distracting us from the important work ahead,” said Jay Gellert, Health Net’s chief executive officer.

Share Repurchase Authority Increased

On October 30, 2007, Health Net announced that its board of directors authorized an additional $250 million in share repurchase authority. “We remain committed to share repurchases, and these charges are not expected to inhibit our ability to continue the share repurchase program,” stated Gellert.

During the third quarter of 2007, Health Net repurchased 2.6 million shares at an average price of $52.94. Since the company resumed its share repurchase program in November 2006, it has repurchased a total of 9.8 million shares at an average price of $49.05 through October 30, 2007. Including the additional $250 million in newly authorized repurchase authority, Health Net has approximately $346 million in remaining repurchase authority.

Third Quarter Highlights

Excluding the impact of the charges, earnings per diluted share in the third quarter of 2007 would have been $0.99.

Following are key highlights for the third quarter of 2007:

•	Membership in the company’s commercial small group and individual segment increased by 83,000 members, or 12.1 percent, compared to the third quarter of 2006;

•	Medicare Advantage membership grew by 42,000 members, or 21.3 percent, compared to the third quarter of 2006;

•	The California Farm Bureau Federation selected Health Net of California as its underwriter for approximately 60,000 members, effective July 1, 2007;

•

Although operating cash flow was negative $131.2 million in the third quarter of 2007, it would have been positive by approximately $200 million had the company received two government payments that were due in September 2007; and

•	The company announced the appointment of Joseph C. Capezza as chief financial officer, effective today.

Membership

Total health plan enrollment as of September 30, 2007 was 3.7 million members, an increase of 67,000 members, or 1.8 percent, compared to September 30, 2006, and an increase of 29,000 members, or nearly 1.0 percent, from June 30, 2007.

Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, declined by 28,000 members, or 1.2 percent, to 2.3 million members as of September 30, 2007 compared to September 30, 2006, primarily due to expected attrition in large group and ASO membership.

Sequentially, commercial membership increased by 19,000 members, or almost 1.0 percent, driven primarily by growth of 51,000 members in the small group and individual segment. Year-over-year, small group and individual membership increased by 83,000 members, or 12.1 percent. “We are very pleased that our strong sales momentum continues in the mid-size, small and individual markets,” said Gellert. “As an example, for the sixth consecutive quarter, new commercial sales in California exceeded 50,000 members.”

Enrollment in the company’s Medicare Advantage plans grew by 42,000 members, or 21.3 percent, to 239,000 members during the 12 months ended September 30, 2007. Since June 30, 2007, Medicare Advantage membership grew by 3,000 members, or 1.3 percent. Membership in the company’s Medicare Part D plans as of September 30, 2007 was 365,000, an increase of 71,000 members, or 24.1 percent, from September 30, 2006. Medicare Part D membership increased by 17,000 members, or 4.9 percent, since June 30, 2007.

Medicaid enrollment at September 30, 2007 was 829,000 members, a decline of 18,000 members, or 2.1 percent, since September 30, 2006. Since June 30, 2007, Medicaid enrollment decreased by 10,000 members, or 1.2 percent.

Balance Sheet

Cash and investments as of September 30, 2007 were $2.2 billion compared with $2.1 billion as of December 31, 2006.

Reserves for claims and other settlements increased by $264.3 million to $1.3 billion at September 30, 2007 from December 31, 2006. Reserves for claims and other settlements as of September 30, 2007 include $201.5 million of reserves for the charge.

Days claims payable (DCP), including provider and other claim settlements — including the third quarter charges — capitation payments and Medicare Part D expenses, decreased by 0.6 days to 41.9 days in the third quarter of 2007 compared to 42.5 days in the third quarter of 2006. DCP increased by 0.2 days compared to the second quarter of 2007.

Excluding provider and other claim settlements, the third quarter charges, capitation payments and Medicare Part D, DCP in the third quarter of 2007 decreased by 0.5 days to 54.7 days compared to the 2006 third quarter and decreased by 0.6 days sequentially (see footnote (a) in the Notes to Condensed Consolidated Financial Statements in the accompanying tables).

The company’s debt-to-total capital ratio was 18.5 percent as of September 30, 2007 compared to 21.9 percent as of December 31, 2006 and 20.7 percent on September 30, 2006.

Interest expense decreased by $8.0 million in the third quarter of 2007 compared to the third quarter of 2006, as a result of refinancing activities with lower interest rates since the third quarter of 2006.

Cash Flow

Operating cash flow was negative $131.2 million in the third quarter of 2007. This amount does not include a $275 million payment from the Centers for Medicare & Medicaid Services (CMS) and a $56 million payment from the Department of Health Services (DHS) for California Medicaid that should have been received in September 2007. Health Net received both the CMS and the DHS payments on October 1, 2007.

If Health Net had received all CMS and DHS payments during the third quarter of 2007, operating cash flow would have been approximately $200 million.

Revenues, Health Care Costs and G&A Expenses Including the Charges

Health Net’s total revenues increased 11.8 percent in the third quarter of 2007 to $3.6 billion from $3.2 billion in the third quarter of 2006. Health plan services premium revenues increased 11.7 percent to $2.9 billion in the third quarter of 2007 compared to $2.6 billion in the third quarter of 2006.

Health Net’s Government contracts revenues increased 14.2 percent in the third quarter of 2007 to $660.4 million from $578.5 million in the third quarter of 2006. The quarter-over-quarter increase was driven by higher revenues and health care costs in 2007 than in the comparable period last year.

Including the $201.5 million health plan services expenses charge, the health plan medical care ratio (MCR) was 89.8 percent in the third quarter of 2007, and the commercial MCR was 93.2 percent.

Including the impact from the health plan services expenses charges, per member per month (PMPM) commercial health care costs increased by 23.5 percent in the third quarter of 2007 compared to the third quarter of 2006.

The Government contracts cost ratio was 92.9 percent in the third quarter of 2007 compared to 93.0 percent in the third quarter of 2006. “Our Federal Services division, which includes our TRICARE and Veterans Affairs businesses as well as the growing participation of MHN in serving our armed forces and their families, had a very solid quarter,” said Jim Woys, Health Net’s interim chief financial officer and president of the Government and Specialty Services division. “We are proud to be a partner with our customer in providing services that meet the dynamic health care needs of the military family.”

Including the $95.3 million in G&A charge-related expenses, total G&A expense was $397.2 million in the third quarter of 2007 compared with $287.5 million in the third quarter of 2006.

Health Net’s selling expenses of $91.5 million in the third quarter of 2007 increased by $28.7 million compared to the third quarter of 2006. “Our selling costs ratio in the third quarter of 2007 increased by 70 basis points compared to the third quarter of 2006 as a result of our continued focus on growing the individual, small and mid-size employer segments and strengthening our partnerships with the agents and brokers who sell our products,” said Gellert.

Health Care Costs and G&A Expenses Excluding the Charges

Excluding the $201.5 million health plan services expenses charge in the third quarter of 2007:

•

The commercial premium yield on a PMPM basis increased 10.3 percent in the third quarter of 2007 compared to the third quarter of 2006 (health plan premiums were unaffected by the charges). Commercial health care costs would have increased by 9.7 percent on a PMPM basis in the third quarter of 2007 compared to the third quarter of 2006.

•	The health plan MCR would have been 82.9 percent for the third quarter of 2007.

•

The commercial MCR for the third quarter of 2007 would have been 82.7 percent, a 50 basis point improvement compared to the third quarter of 2006 and a 180 basis point improvement compared to the second quarter of 2007.

“We are pleased that the commercial yield and cost comparison, excluding the charges, was positive in the quarter. This demonstrates the benefits of our strategic focus on changing the mix of our commercial book, with greater emphasis on individual, small group and mid-market,” Gellert noted.

Excluding the impact of the $95.3 million G&A expense charge, G&A expenses would have been $301.9 million in the third quarter of 2007, resulting in a G&A expense ratio of 10.3 percent.

“Despite higher marketing expenses for open enrollment in both the commercial and Medicare lines of business, the G&A expense ratio, excluding the charge, improved slightly compared to the third quarter of 2006 due to our continued focus on expense management,” said Gellert.

“We expect the G&A expense ratio in the fourth quarter of 2007 to increase slightly from the 2007 third quarter expense ratio which is consistent with typical seasonal patterns,” he added.

Outlook

Health Net expects earnings per diluted share of $1.10 in the fourth quarter of 2007 based on expected diluted weighted average shares outstanding of 114 million.

Conference Call

As previously announced, Health Net will discuss the company’s third quarter results during a conference call scheduled on Thursday, November 1, 2007, at approximately 11:00 a.m. Eastern time. To listen to the call, please dial 800.811.0667, code 6401338. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from November 1, 2007 through November 6, 2007, by dialing 888.203.1112, code 6401338. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.7 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.0 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements, including statements contained in news releases, in Health Net’s filings with the Securities and Exchange Commission, in the company’s reports to shareholders and in meetings with investors and analysts, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, regulatory fines, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended
	September 30, 2006	June 30, 2007	September 30, 2007
REVENUES:
Health plan services premiums	$2,622,065	$2,811,186	$2,930,151
Government contracts	578,514	613,865	660,394
Net investment income	33,198	27,884	29,298
Administrative services fees and other income	13,648	11,243	12,085

Total revenues	3,247,425	3,464,178	3,631,928

EXPENSES:
Health plan services	2,174,191	2,381,279	2,631,211
Government contracts	538,215	570,518	613,345
General and administrative	287,463	270,003	397,168
Selling	62,783	76,842	91,524
Depreciation	5,622	6,969	7,956
Amortization	1,092	2,044	4,782
Interest	15,411	7,824	7,401

	3,084,777	3,315,479	3,753,387
Debt refinancing	70,095	—	—

	3,154,872	3,315,479	3,753,387
Income from operations before income taxes	92,553	148,699	(121,459)
Income tax provision (benefit)	1,651	56,669	(17,614)

Net income	$90,902	$92,030	$(103,845)

Basic earnings per share	$0.78	$0.82	$(0.93)

Diluted earnings per share	$0.76	$0.80	$(0.93)

Weighted average shares outstanding:
Basic	115,867	112,122	111,111
Diluted	118,830	114,808	111,111
Pretax margin
(Income from operations before income taxes / Total revenues)	2.9%	4.3%	(3.3)%
Health plan services MCR	82.9%	84.7%	89.8%
Government contracts cost ratio	93.0%	92.9%	92.9%
G&A expense ratio
(G&A / (HP serv prem + admin serv fees and other income))	10.9%	9.6%	13.5%
Selling costs ratio (Selling costs / HP serv prem)	2.4%	2.7%	3.1%
Days claims payable (a)	42.5	41.7	41.9
Days claims payable – adjusted (a)	55.2	55.3	54.7
Effective tax rate	1.8%	38.1%	14.5%
Health plan services premiums PMPM	$244.49	$260.18	$267.64
Health plan services costs PMPM	$202.73	$220.39	$240.33

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

Note:	This table presents the company’s consolidated operations for the quarter ended September 30, 2007 and the charges recorded in the consolidated statement of operations for the quarter ended September 30, 2007. Management believes that the presentation of certain financial information, excluding the charges that were recorded in the third quarter of 2007, which is non-GAAP financial information provides useful information to investors as it excludes items that are not indicative of our core operating results for the period. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	As Reported Quarter Ended September 30, 2007		Impact of Selected Costs Recorded in the Quarter Ended September 30, 2007	Excluding Impact of Selected Costs Recorded in the Quarter Ended September 30, 2007
REVENUES:
Health plan services premiums	$2,930,151			$2,930,151
Government contracts	660,394			660,394
Net investment income	29,298			29,298
Administrative services fees and other income	12,085			12,085

Total revenues	3,631,928			3,631,928

EXPENSES:
Health plan services	2,631,211		$201,449	2,429,762
Government contracts	613,345			613,345
General and administrative	397,168		95,308	301,860
Selling	91,524			91,524
Depreciation	7,956			7,956
Amortization	4,782			4,782
Interest	7,401			7,401

	3,753,387		296,757	3,456,630
Income from operations before income taxes	(121,459)		(296,757)	175,298
Income tax benefit	(17,614	)(a)	(80,777)	63,163

Net income	$(103,845)		$(215,980)	$112,135

Basic earnings per share	$(0.93)		$(1.94)	$1.01
Diluted earnings per share	$(0.93)		$(1.92)	$0.99
Weighted average shares outstanding:
Basic	111,111			111,111
Diluted	111,111			113,519
Pretax margin	(3.3)%		(8.2)%	4.8%
Health plan services MCR	89.8%		6.9%	82.9%
Government contracts cost ratio	92.9%		0.0%	92.9%
G&A expense ratio	13.5%		3.2%	10.3%
Selling costs ratio	3.1%		0.0%	3.1%
Effective tax rate	14.5%		(21.5)%	36.0%

Note

(a)	Includes $26.2 million of tax asset write-off related to the third quarter 2007 charges.

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31, 2006	September 30, 2007
ASSETS
Current Assets
Cash and cash equivalents	$704,806	$698,889
Investments—available for sale	1,416,038	1,472,717
Premiums receivable, net	177,625	299,705
Amounts receivable under government contracts	199,569	174,647
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	272,961	295,241
Other receivables	230,865	100,528
Deferred taxes	54,702	148,990
Other assets	161,280	203,928

Total current assets	3,217,846	3,394,645
Property and equipment, net	151,184	170,353
Goodwill, net	751,949	751,949
Other intangible assets, net	42,835	114,424
Deferred taxes	33,137	45,223
Other noncurrent assets	100,071	143,639

Total Assets	$4,297,022	$4,620,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,048,796	$1,313,104
Health care and other costs payable under government contracts	52,384	52,472
IBNR health care costs payable under TRICARE North contract	272,961	295,241
Unearned premiums	164,099	187,958
Bridge loan	200,000	—
Accounts payable and other liabilities	371,263	400,878

Total current liabilities	2,109,503	2,249,653
Senior notes payable	—	398,020
Revolver payable and other financing arrangement	300,000	—
Other noncurrent liabilities	108,554	213,376

Total Liabilities	2,518,057	2,861,049

Stockholders’ Equity
Common stock and additional paid-in capital	1,028,018	1,141,432
Treasury common stock, at cost	(891,294)	(1,104,904)
Retained earnings	1,653,478	1,732,170
Accumulated other comprehensive loss	(11,237)	(9,514)

Total Stockholders’ Equity	1,778,965	1,759,184

Total Liabilities and Stockholders’ Equity	$4,297,022	$4,620,233

Debt-to-Total Capital Ratio	21.9%	18.5%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended
	September 30, 2006	June 30, 2007	September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$90,902	$92,030	$(103,845)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	6,714	9,013	12,738
Debt refinancing charge	70,095	—
Share-based compensation expense	5,191	6,529	6,072
Other changes	3,685	(3,067)	120
Changes in assets and liabilities, net of the effects of dispositions/acquisitions:
Premiums receivable and unearned premiums	(218,766)	40,925	(320,490)
Other receivables, deferred taxes and other assets	46,574	89,397	(66,147)
Amounts receivable/payable under government contracts	(22,617)	(27,299)	53,431
Reserves for claims and other settlements	59,991	(13,492)	228,643
Accounts payable and other liabilities	(107,593)	(58,380)	58,310

Net cash (used in) provided by operating activities	(65,824)	135,656	(131,168)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	47,397	86,689	94,682
Maturities of investments	29,683	46,730	41,493
Purchases of investments	(71,344)	(190,873)	(173,198)
Proceeds from sale of property and equipment	4,242	12,878	—
Purchases of property and equipment	(20,420)	(13,394)	(14,485)
Cash paid for acquisition of assets and businesses	(405)	(10,497)	—
Sales and purchases of restricted investments and other	523,336	(35,592)	9,991

Net cash provided (used in) by investing activities	512,489	(104,059)	(41,517)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	15,136	11,949	27,496
Repurchases of common stock	—	(13,891)	(135,384)
Excess tax benefits from share-based compensation	2,688	3,789	3,312
Borrowings under financing arrangements	—	393,535	—
Repayment of senior notes and debt refinancing costs	(465,045)	—	—
Repayment of borrowings under financing arrangements	—	(400,000)	—

Net cash used in financing activities	(447,221)	(4,618)	(104,576)

Net (decrease) increase in cash and cash equivalents	(556)	26,979	(277,261)
Cash and cash equivalents, beginning of period	825,925	949,171	976,150

Cash and cash equivalents, end of period	$825,369	$976,150	$698,889

Health Net, Inc.

Notes to Condensed Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q3 2006	Q2 2007	Q3 2007
	(Dollars in millions)
Reserve for Claims and Other Settlements	$1,035.4	$1,084.5	$1,313.1
Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(100.5)	(98.8)	(290.7)

Adjusted Reserve for Claims and Other Settlements	934.9	985.7	1,022.4
(1) Average Reserve for Claims and Other Settlements	1,005.4	1,091.2	1,198.8
(2) Average Adjusted Reserve for Claims and Other Settlements	900.0	991.2	1,004.0
(3) Health Plan Services Cost	2,174.2	2,381.3	2,631.2
Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(674.1)	(751.5)	(942.0)

(4) Adjusted Health Plan Services Cost	1,500.1	1,629.8	1,689.2
(5) Number of Days in Period	92	91	92
= (1) / (3) * (5) Days Claims Payable	42.5	41.7	41.9
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation, Provider Settlements and Medicare Part D)	55.2	55.3	54.7

Health Net, Inc.

Enrollment Data—By State

(In thousands)

	Sept 30, 2007	June 30, 2007	Sept 30, 2006	Change from
				June 30, 2007		Sept 30, 2006
				Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	992	1,013	1,053	(21)	(2.1)%	(61)	(5.8)%
Small Group and Individual	477	425	419	52	12.2%	58	13.8%

Commercial Risk	1,469	1,438	1,472	31	2.2%	(3)	(0.2)%
ASO	5	5	6	0	0.0%	(1)	(16.7)%

Total Commercial	1,474	1,443	1,478	31	2.1%	(4)	(0.3)%
Medicare Advantage	112	112	104	0	0.0%	8	7.7%
Medi-Cal	698	708	717	(10)	(1.4)%	(19)	(2.6)%

Total California	2,284	2,263	2,299	21	0.9%	(15)	(0.7)%

Connecticut
Large Group	138	142	155	(4)	(2.8)%	(17)	(11.0)%
Small Group and Individual	26	27	30	(1)	(3.7)%	(4)	(13.3)%

Commercial Risk	164	169	185	(5)	(3.0)%	(21)	(11.4)%
ASO	54	58	68	(4)	(6.9)%	(14)	(20.6)%

Total Commercial	218	227	253	(9)	(4.0)%	(35)	(13.8)%
Medicare Advantage	44	43	33	1	2.3%	11	33.3%
Medicaid	87	85	83	2	2.4%	4	4.8%

Total Connecticut	349	355	369	(6)	(1.7)%	(20)	(5.4)%

New York
Large Group	114	116	121	(2)	(1.7)%	(7)	(5.8)%
Small Group and Individual	117	117	96	0	0.0%	21	21.9%

Commercial Risk	231	233	217	(2)	(0.9)%	14	6.5%
ASO	13	15	17	(2)	(13.3)%	(4)	(23.5)%

Total Commercial	244	248	234	(4)	(1.6)%	10	4.3%
Medicare Advantage	9	9	7	0	0.0%	2	28.6%

Total New York	253	257	241	(4)	(1.6)%	12	5.0%

New Jersey
Large Group	30	32	44	(2)	(6.3)%	(14)	(31.8)%
Small Group and Individual	60	62	57	(2)	(3.2)%	3	5.3%

Commercial Risk	90	94	101	(4)	(4.3)%	(11)	(10.9)%
ASO	18	18	19	0	0.0%	(1)	(5.3)%

Total Commercial	108	112	120	(4)	(3.6)%	(12)	(10.0)%
Medicaid	44	46	47	(2)	(4.3)%	(3)	(6.4)%

Total New Jersey	152	158	167	(6)	(3.8)%	(15)	(9.0)%

Arizona
Large Group	81	80	72	1	1.3%	9	12.5%
Small Group and Individual	55	53	48	2	3.8%	7	14.6%

Commercial Risk	136	133	120	3	2.3%	16	13.3%
Medicare Advantage	49	48	34	1	2.1%	15	44.1%

Total Arizona	185	181	154	4	2.2%	31	20.1%

Oregon
Large Group	98	96	99	2	2.1%	(1)	(1.0)%
Small Group and Individual	35	35	37	0	0.0%	(2)	(5.4)%

Commercial Risk	133	131	136	2	1.5%	(3)	(2.2)%
Medicare Advantage	21	20	19	1	5.0%	2	10.5%

Total Oregon	154	151	155	3	2.0%	(1)	(0.6)%

Other States
Medicare Advantage	4	4	0	0	0.0%	4

Medicare PDP (stand-alone)	365	348	294	17	4.9%	71	24.1%

Total Health Plan Enrollment
Large Group	1,453	1,479	1,544	(26)	(1.8)%	(91)	(5.9)%
Small Group and Individual	770	719	687	51	7.1%	83	12.1%

Commercial Risk	2,223	2,198	2,231	25	1.1%	(8)	(0.4)%
ASO	90	96	110	(6)	(6.3)%	(20)	(18.2)%

Total Commercial	2,313	2,294	2,341	19	0.8%	(28)	(1.2)%
Medicare Advantage	239	236	197	3	1.3%	42	21.3%
Medicare PDP (stand-alone)	365	348	294	17	4.9%	71	24.1%
Medi-Cal/Medicaid	829	839	847	(10)	(1.2)%	(18)	(2.1)%

Total Health Plans	3,746	3,717	3,679	29	0.8%	67	1.8%

TRICARE—North Contract Eligibles	2,913	2,913	2,944	0	0.0%	(31)	(1.1)%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

				Change from
				June 30, 2007		Sept 30, 2006
	Sept 30, 2007	June 30, 2007	Sept 30, 2006	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	992	1,013	1,053	(21)	(2.1)%	(61)	(5.8)%
Connecticut	138	142	155	(4)	(2.8)%	(17)	(11.0)%
New York	114	116	121	(2)	(1.7)%	(7)	(5.8)%
New Jersey	30	32	44	(2)	(6.3)%	(14)	(31.8)%
Arizona	81	80	72	1	1.3%	9	12.5%
Oregon	98	96	99	2	2.1%	(1)	(1.0)%

	1,453	1,479	1,544	(26)	(1.8)%	(91)	(5.9)%

Small Group and Individual
California	477	425	419	52	12.2%	58	13.8%
Connecticut	26	27	30	(1)	(3.7)%	(4)	(13.3)%
New York	117	117	96	0	0.0%	21	21.9%
New Jersey	60	62	57	(2)	(3.2)%	3	5.3%
Arizona	55	53	48	2	3.8%	7	14.6%
Oregon	35	35	37	0	0.0%	(2)	(5.4)%

	770	719	687	51	7.1%	83	12.1%

Commercial Risk
California	1,469	1,438	1,472	31	2.2%	(3)	(0.2)%
Connecticut	164	169	185	(5)	(3.0)%	(21)	(11.4)%
New York	231	233	217	(2)	(0.9)%	14	6.5%
New Jersey	90	94	101	(4)	(4.3)%	(11)	(10.9)%
Arizona	136	133	120	3	2.3%	16	13.3%
Oregon	133	131	136	2	1.5%	(3)	(2.2)%

	2,223	2,198	2,231	25	1.1%	(8)	(0.4)%

ASO
California	5	5	6	0	0.0%	(1)	(16.7)%
Connecticut	54	58	68	(4)	(6.9)%	(14)	(20.6)%
New York	13	15	17	(2)	(13.3)%	(4)	(23.5)%
New Jersey	18	18	19	0	0.0%	(1)	(5.3)%

	90	96	110	(6)	(6.3)%	(20)	(18.2)%
Total Commercial
California	1,474	1,443	1,478	31	2.1%	(4)	(0.3)%
Connecticut	218	227	253	(9)	(4.0)%	(35)	(13.8)%
New York	244	248	234	(4)	(1.6)%	10	4.3%
New Jersey	108	112	120	(4)	(3.6)%	(12)	(10.0)%
Arizona	136	133	120	3	2.3%	16	13.3%
Oregon	133	131	136	2	1.5%	(3)	(2.2)%

	2,313	2,294	2,341	19	0.8%	(28)	(1.2)%
Medicare Advantage
California	112	112	104	0	0.0%	8	7.7%
Connecticut	44	43	33	1	2.3%	11	33.3%
New York	9	9	7	0	0.0%	2	28.6%
Arizona	49	48	34	1	2.1%	15	44.1%
Oregon	21	20	19	1	5.0%	2	10.5%
Other States	4	4	0	0	0.0%	4

	239	236	197	3	1.3%	42	21.3%
Medi-Cal/Medicaid
California	698	708	717	(10)	(1.4)%	(19)	(2.6)%
Connecticut	87	85	83	2	2.4%	4	4.8%
New Jersey	44	46	47	(2)	(4.3)%	(3)	(6.4)%

	829	839	847	(10)	(1.2)%	(18)	(2.1)%
Medicare PDP (stand-alone)	365	348	294	17	4.9%	71	24.1%

Total Health Plan Enrollment
Large Group	1,453	1,479	1,544	(26)	(1.8)%	(91)	(5.9)%
Small Group and Individual	770	719	687	51	7.1%	83	12.1%

Commercial Risk	2,223	2,198	2,231	25	1.1%	(8)	(0.4)%
ASO	90	96	110	(6)	(6.3)%	(20)	(18.2)%

Total Commercial	2,313	2,294	2,341	19	0.8%	(28)	(1.2)%
Medicare Advantage	239	236	197	3	1.3%	42	21.3%
Medicare PDP (stand-alone)	365	348	294	17	4.9%	71	24.1%
Medi-Cal/Medicaid	829	839	847	(10)	(1.2)%	(18)	(2.1)%

Total Health Plans	3,746	3,717	3,679	29	0.8%	67	1.8%

TRICARE—North Contract Eligibles	2,913	2,913	2,944	0	0.0%	(31)	(1.1)%

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	YTD 9/2007	Year 2006	Year 2005
Reserve for claims (a), beginning of period	$754.2	$768.7	$794.6
Incurred claims related to:
Current Year	4,310.7	5,222.0	5,130.4
Prior Years (c)	3.3	(77.3)	(114.5)

Total Incurred (b)	4,314.0	5,144.7	5,015.9
Paid claims related to:
Current Year	3,507.9	4,485.7	4,401.3
Prior Years	718.3	673.5	640.5

Total Paid (b)	4,226.2	5,159.2	5,041.8
Reserve for claims (a), end of period	842.0	754.2	768.7
Add:
Claims Payable (d)	376.2	203.9	177.2
Other (e)	94.9	90.7	94.3

Reserves for claims and other settlements, end of period	$1,313.1	$1,048.8	$1,040.2

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.